United States securities and exchange commission logo





                     September 7, 2023

       Mark McKechnie
       Chief Financial Officer
       ACM Research, Inc.
       42307 Osgood Road, Suite I
       Fremont, CA 94539

                                                        Re: ACM Research, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-38273

       Dear Mark McKechnie:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Disclosure Review Program
       cc:                                              Michael Hedge